NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange ('NYSE' or the 'Exchange') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the entire class of the common stock ('Common Stock') of Celadon Group, Inc. (the 'Company') from listing and registration on the Exchange on April 30, 2018, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Common Stock is no longer suitable for continued listing and trading on the Exchange. The Exchange reached its decision to initiate delisting proceedings because the Company was delayed in re-filing with the Commission its withdrawn June 30, 2016 Form 10-K, and Form 10-Q filings for March 31, 2016, June 30, 2016 and September 30, 2016; and is also delayed in filing its Form 10-Q filings for March 31, 2017, June 30, 2017 and September 30, 2017. The Company informed the NYSE that it will not be able to complete the Late SEC Filings by May 2, 2018, the maximum allowable trading period under Section 802.01E of the NYSE’s Listed Company Manual. The Exchange, on April 3, 2018, determined that the Common Stock of the Company should be suspended from trading, and directed the preparation and filing with the Commission of this application for the removal of the Common Stock from listing and registration on the Exchange. The Company was notified by phone and letter on April 2, 2018. Pursuant to the above authorization, a press release regarding the proposed delisting was issued and posted on the Exchange's website on April 3, 2018. Trading in the Common Stock was suspended prior to market open on April 3, 2018. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange (the 'Committee') the determination to delist the Common Stock, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. The Company did not file such request within the specified time period. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.